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MIDSOUTH BANCORP, INC. AND SUBSIDIARY                                 EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                    Year-to-Date     Year-to-Date     Year-to-Date
                                    December 31,     December 31,     December 31,
PRIMARY                                 1996             1995             1994
                                    ____________     ____________     ____________
Earnings:
    Income applicable to common
      stock                          $1,081,077       $1,203,468       $1,141,641
                                    ============     ============     ============
Shares:
    Weighted average number of
      common shares outstanding       1,325,556        1,291,133        1,281,217

                                    ============     ============     ============


Earnings per common share:

    Income applicable to common
      stock                               $0.82            $0.93            $0.89

                                    ============     ============     ============

Weighted average number of
    common shares outstanding         1,325,556        1,291,133        1,281,217

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                     -           13,636                -
                                    ____________     ____________     ____________


    Weighted average number of
      common shares outstanding,
      as adjusted                     1,325,556        1,304,769        1,281,217
                                    ============     ============     ============


Primary earnings per common share         $0.82            $0.92            $0.89
                                    ============     ============     ============


FULLY DILUTED

Earnings:
    Net income                       $1,236,498       $1,241,610       $1,141,641
                                    ============     ============     ============

Weighted average number of
    common shares outstanding         1,325,556        1,291,133        1,281,217

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                     -           17,137            6,405
                                    ____________     ____________     ____________

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to 1         305,394          139,217                -

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,630,950        1,447,487        1,287,622
                                    ============     ============     ============


Fully diluted earnings per common
  share                                   $0.76            $0.86            $0.89
                                    ============     ============     ============


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